Exhibit 99.3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.01 per share, of Summit Therapeutics Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

/s/ Mahkam Zanganeh
Mahkam Zanganeh

MAHKAM ZANGANEH REVOCABLE TRUST
SHAUN ZANGANEH IRREVOCABLE TRUST

By:	/s/ Mahkam Zanganeh
	Name:	Mahkam Zanganeh
	Title:	Trustee